Exhibit 99.1




                                  Friedman's
                          The Value Leader Since 1920
                171 Crossroads Parkway Savannah, Georgia 31422
                      PO Box 8025Savannah, Georgia 31412
                         (912) 233-9333 (800) 545-9033



For Immediate Release


Contact:
             Jane D'Arcy
             Trion Communications
             (401) 453-3100 ext. 104
             jdarcy@trioncom.com



   FRIEDMAN'S INC. COMPLETES RESTRUCTURING OF SENIOR SECURED CREDIT FACILITY AND REACHES AGREEMENT WITH CREDITOR GROUPS ON SECURED TRADE CREDIT PROGRAM

SAVANNAH, GA (September 7, 2004) - Friedman's Inc. (OTC non-BB: FRDM.PK), the Value Leader in fine jewelry retailing, today announced that it has completed the restructuring of its senior secured credit facility and has obtained the approval of its lenders and an informal vendor committee of a secured trade credit program which was released for subscription to individual vendors earlier today.

Friedman's and its existing lenders have entered into a definitive amended and restated credit agreement which replaces Friedman's existing senior credit facility, and provides for total commitments of up to $135 million. As finally agreed to, the facility consists of a senior revolving loan of up to $67.5 million and a $67.5 million junior term loan. Under the restructured agreement, the senior revolving loan matures on December 15, 2006 and the junior term loan matures on August 31, 2007. In connection with the closing, Friedman's issued warrants to Farallon Capital Management, L.L.C., an affiliate of one of the lenders under the facility, which, among other things, entitle Farallon to acquire, for a five-year term, up to three million shares of Friedman's Class A Common Stock at a price of $1.75 per share. Farallon would also receive additional warrants to acquire one million shares of Class A Common Stock should the junior term loan remain outstanding after approximately one year following the closing of the restructured credit facility.

Under the Company's secured trade credit program, participating vendors will be granted a lien in the same assets as, but junior to, the liens which secure the obligations under the restructured senior secured credit facility. Subject to the terms of the secured trade credit program, the vendor lien would generally secure amounts past due to participating vendors as of July 31, 2004 (which would be repaid over a fifteen month period ending on December 31, 2005) and amounts due for new shipments (which would be paid in the ordinary course of business) from participating vendors which are delivered by the earlier of the duration of a vendor's participation in the trade credit program or December 31, 2005. The Company has agreed that up to $9.5 million of availability under its secured credit facility will be reserved pending the receipt of vendor agreements under the secured trade credit program totaling up to $15 million in obligations owed by Friedman's as of July 31, 2004.

Mr. Sam Cusano, Friedman's CEO, said "We are extremely pleased to announce the completion of the refinancing of our secured credit facility. This achievement is a critical success for Friedman's, of which we are extremely proud. We appreciate the continued support and commitment of our financial partners, vendors and other important constituencies." Mr. Cusano added, "The support of our vendor community has made this first step in our financial restructuring a success and we look forward to the participation of our key vendors in the new secured trade credit program. As we move forward with our preparations for the upcoming holiday sales season, the availability of new capital has provided Friedman's with the liquidity to implement both our holiday sales plan and our strategic plan for the foreseeable future. With an improved balance sheet we remain focused on returning Friedman's to financial health."

Friedman's believes that the restructured senior secured credit facility, together with appropriate vendor support, should provide adequate liquidity to obtain inventory required for Friedman's holiday season sales plan and to move forward with Friedman's overall restructuring program. The extent to which the Company will be able to draw upon the full amount of availability under the senior revolving loan will depend upon, among other things, the Company's ability to enter into individual vendor agreements as part of its secured trade credit program. The Company said that it will file on Current Report on Form 8-K copies of the senior secured credit facility, the Farallon warrant agreement and documents relating to the Company's secured trade credit program with the Securities and Exchange Commission on or prior to September 13, 2004.

About Friedman's

Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: www.friedmans.com.

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements, the Company's liquidity, capital resources, and results of operations are subject to a number of risks and uncertainties, including but not limited to, the following: adverse effects from the Company's delay in paying suppliers and from suppliers not delivering merchandise; the ability of the Company to comply with the terms of its credit facility; the continued support of the Company's vendors in a vendor support program; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the ability of the Company to achieve the cost savings and operational benefits projected from its planned store closings; the final results of the audit including the review of the calculation of our allowance for doubtful accounts and any recordation of impairment charges; the results of the SEC and Justice Department investigations; the results of various litigation; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risk factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.

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